UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement – 2020 Annual Meeting of Stockholders
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☐	Soliciting Material Pursuant to § 240.14a-12

STEWART INFORMATION SERVICES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEWART INFORMATION SERVICES CORPORATION

1360 Post Oak Boulevard, Suite 100

Houston, Texas 77056

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 4, 2020

May 22, 2020

Dear Stockholders,

Stewart Information Services Corporation (“we”, the “Company” or “Stewart”) is holding its 2020 Annual Meeting of Stockholders on Thursday, June 4, 2020. By now you should have received (by postal service or e-mail) Stewart’s Notice of Annual Meeting of Stockholders and Proxy Statement. You can also view our Definitive Proxy Statement, as filed with the Securities and Exchange Commission on April 24, 2020 (available here).

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we want to request your support on Proposal Number 2: Advisory Resolution Regarding the Compensation of Stewart Information Services Corporation’s Named Executive Officer Compensation, or “Say on Pay”. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Glass Lewis & Co., one of the leading proxy advisory firms, issued a report recommending that Stewart stockholders vote “FOR” all of the proposals presented in our Proxy Statement. Institutional Shareholder Services (ISS), another proxy advisory firm, has recommended, however, that Stewart stockholders vote “AGAINST” Proposal Number 2: Advisory Resolution Regarding the Compensation of Stewart Information Services Corporation’s Named Executive Officer Compensation. ISS believes that the Company provided enhanced severance to John Magness, a named executive officer (“NEO”), in 2019 without disclosing a compelling rationale. Unfortunately, ISS did not recognize that the payment made to this named executive officer was a settlement as described under his previously disclosed Voluntary Separation Agreement and Release Dated December 9, 2019 (the “Separation Agreement”).

We strongly disagree with the ISS recommendation and are providing you with the following supplemental information regarding these matters.

ISS noted that the severance compensation received by the NEO was approximately three times what he would have been eligible to receive as of December 31, 2018. Unfortunately, that multiplier is incorrect given what he would have been eligible to receive at the time of his separation. Under the terms of his employment agreement, as of December 31, 2019 had his employment been involuntary terminated by the Company without cause or he voluntary resigned for good reason, both not in connection with a change in control, Mr. Magness would have been eligible to receive an aggregate of approximately $1.2 million in severance, excluding his 2019 metric based short term incentive bonus of approximately $500,000. The amount paid in settlement under the Separation Agreement was $2.75 million, so excluding his 2019 metric driven short term incentive bonus, an amount equal to the $1.2 million in severance due under Mr. Magness’s employment agreement, and approximately $700,000 in attorneys’ fees paid by the Company, there was an additional settlement payment of approximately $350,000 to resolve the matter.

We hope this supplement provides you with the additional information and clarity you may need to support all of our proposals at our 2020 Annual Meeting. Thank you for your time and consideration in reviewing these materials.